Page 1 of 10

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1) *

                            Wireless Facilities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    97653A103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              Rule 13d-1(b)
      X       Rule 13d-1(c)
              Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    Page 2 of 10

CUSIP No.  97653A103
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Meritech Capital Partners II L.P. ("MCP
             II")
              Tax ID Number:
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  1,548,340 shares, except that Meritech Capital Associates II L.L.C. ("MCA II"), the general partner of MCP
Beneficially            II, may be deemed to have sole voting power with respect to such shares, Meritech Management Associates II
Owned by                L.L.C. ("MMA II"), a managing member of MCA II, may be deemed to have sole voting power with respect to such
Each                    shares, and Paul S. Madera ("Madera") and Michael B. Gordon ("Gordon"), the managing members of MMA II, may
Reporting               be deemed to have a shared voting power with respect to such shares.
Person With             ------------------------------------------------------------------------------------------------------------

                  6.    Shared Voting Power See response to row 5.
                        ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        1,548,340 shares, except that MCA II, the general partner of MCP II, may be deemed to have sole dispositive power with respect to such shares, MMA II, a managing member of MCA II, may be deemed to have sole dispositive power with respect to such shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have shared dispositive power with respect to such shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power See response to row 7.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
             1,548,340
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9)
             2.2%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

                                                                    Page 3 of 10

CUSIP No.  97653A103
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Meritech Capital Affiliates II L.P. ("MC
             AFF II") Tax ID Number:
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  39,800 shares, except that MCA II, the general partner of MC AFF II, may be deemed to have sole voting power
Beneficially            with respect to such shares, MMA II, a managing member of MCA II, may be deemed to have sole voting power
Owned by                with respect to such shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have a
Each                    shared voting power with respect to such shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  6.    Shared Voting Power See response to row 5.
                        ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        39,800 shares, except that MCA II, the general partner of MC AFF II, may be deemed to have sole dispositive power with respect to such shares, MMA II, a managing member of MCA II, may be deemed to have sole dispositive power with respect to such shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have shared dispositive power with respect to such shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power See response to row 7.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
             39,800
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9)
             0.1%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

CUSIP No. 97653A103
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) MCP Entrepreneur Partners II L.P. ("MEP
             II") Tax ID Number:
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  11,800 shares, except that MCA II, the general partner of MEP II, may be deemed to have sole voting power
Beneficially            with respect to such shares, MMA II, a managing member of MCA II, may be deemed to have sole voting power
Owned by                with respect to such shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have a
Each                    shared voting power with respect to such shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  6.    Shared Voting Power See response to row 5.
                        ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        11,800 shares, except that MCA II, the general partner of MEP II, may be deemed to have sole dispositive power with respect to such shares, MMA II, a managing member of MCA II, may be deemed to have sole dispositive power with respect to such shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have shared dispositive power with respect to such shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power See response to row 7.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
             11,800
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9)
             0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

CUSIP No.  97653A103
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Meritech Capital  Associates II L.L.C.
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II, for whom MCA II serves as general
Beneficially            partner, except that MMA II, a managing member of MCA II, may be deemed to have sole power to vote these
Owned by                shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have shared power to vote
Each                    these shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  6.    Shared Voting Power
                        See response to Row 5
                        ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II, for whom MCA II serves as general partner, except that MMA II, a managing member of MCA II, may be deemed to have sole power to dispose of these shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have shared power to dispose of these shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.   Shared Dispositive Power
                        See response to Row 7
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
             1,599,940
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9)
             2.3%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             00
             -----------------------------------------------------------------------------------------------------------------------

CUSIP No.  97653A103
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Meritech Management Associates II L.L.C.
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II.  MMA II serves as a managing
Beneficially            member of MCA II, the general partner of such entities.  Madera and Gordon, the managing members of MMA II,
Owned by                may be deemed to have shared power to vote these shares.
Each                    ------------------------------------------------------------------------------------------------------------
Reporting
Person With       6.    Shared Voting Power
                        See response to Row 5
                        ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II. MMA II serves as a managing member of MCA II, the general partner of such entities. Madera and Gordon, the managing members of MMA II, may be deemed to have shared power to dispose of these shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        See response to Row 7
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
             1,599,940
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9)
             2.3%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             00
             -----------------------------------------------------------------------------------------------------------------------

CUSIP No.  97653A103
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Paul S. Madera
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  7,422 shares
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power
Reporting               1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II. MCA II is the general partner of
Person With             such entities and Madera, as a managing member of MMA II, a managing member of MCA II, may be deemed to have shared power to vote these shares.
                        ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        7,422 shares
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II. MCA II is the general partner of such entities and Madera, as a managing member of MMA II, a managing member of MCA II, may be deemed to have shared power to dispose of these shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
             1,607,362
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9)
             2.3%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------

CUSIP No.  97653A103
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Michael Gordon
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  581 shares
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power
Reporting               1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II. MCA II is the general partner of
Person With             such entities and Gordon, as a managing member of MMA II, a managing member of MCA II, may be deemed to have shared power to vote these shares.
                        ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        581 shares
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        1,599,940 shares, all of which are held by MCP II, MC AFF II, and MEP II. MCA II is the general partner of such entities and Gordon, as a managing member of MMA II, a managing member of MCA II, may be deemed to have shared power to dispose of these shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
             1,600,521
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9)
             2.3%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------

This Amendment No. 1 amends the previous statement on Schedule 13G filed by Meritech Capital Partners II L.P., Meritech Capital Affiliates II L.P., MCP Entrepreneur Partners II L.P., Meritech Capital Associates II L.L.C., Meritech Management Associates II L.L.C., Paul S. Madera and Michael B. Gordon. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.

Item 4.      Ownership.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class: See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of
                        See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2005

MERITECH CAPITAL PARTNERS II L.P.                                     MERITECH CAPITAL ASSOCIATES II L.L.C.

By:  Meritech Capital Associates II L.L.C.                            By:  Meritech Management Associates II L.L.C.
its General Partner                                                    a managing member

By:  Meritech Management Associates II L.L.C.                         By:  /s/ Paul S. Madera
a managing member                                                         -----------------------------------------
                                                                      Paul S. Madera, a managing member
By: /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member
                                                                      MERITECH MANAGEMENT ASSOCIATES II L.L.C.
MERITECH CAPITAL AFFILIATES II L.P.
                                                                      By:  /s/ Paul S. Madera
By:  Meritech Capital Associates II L.L.C.                                -----------------------------------------
its General Partner                                                   Paul S. Madera, a managing member

By:  Meritech Management Associates II L.L.C.
a managing member                                                     /s/ Paul S. Madera
                                                                      ---------------------------------------------
                                                                      Paul S. Madera
By: /s/ Paul S. Madera
    -------------------------------------------
Paul S. Madera, a managing member
                                                                      /s/ Michael B. Gordon
MCP ENTREPRENEUR PARTNERS II L.P.                                     ---------------------------------------------
                                                                      Michael B. Gordon
By:  Meritech Capital Associates II L.L.C.
its General Partner

By:  Meritech Management Associates II L.L.C.
a managing member

By:  /s/ Paul S. Madera
    -------------------------------------------
Paul S. Madera, a managing member

